Exhibit 10.4

ACCELRYS, INC.

STOCK OPTION AGREEMENT

GRANT DATE: JUNE 15, 2009

ACCELRYS, INC. (the “Company”) hereby grants to you (the “Participant”) an option to purchase that number of shares of the Company’s Common Stock set forth below (the “Option”). The terms of the Option shall be governed by this Agreement and this Agreement shall constitute an “employee benefit plan” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”).

1. DETAILS OF OPTION. The details of your Option are as follows:

Date of Grant:	June 15, 2009

Number of Shares Subject to Option:	800,000 shares of Common Stock

Exercise Price (Per Share):	$5.38

Aggregate Exercise Price:	$4,304,000.00

Expiration Date:	The earlier of (1) the 10th anniversary of the Date of Grant indicated above and (2) except as set forth in Section 4(g)(ii) of the Employment Agreement (as defined in Section 5(d)) or in Section 6 below, the 90th day following the date of termination of your employment with the Company or its Affiliates for any reason.

Type of Grant:	The Option shall be a non-qualified stock option.

Vesting Schedule:	200,000 shares shall vest and become exercisable on the first anniversary of the Date of Grant, and the remaining 600,000 shares shall vest in equal monthly installments over a 3-year period thereafter, such that the Option shall be fully vested and exercisable on the 4th anniversary of the Date of Grant. Notwithstanding the foregoing: (i) in the event there is a Change of Control (as defined in the Employment Agreement), vesting and time to exercise shall be as set forth in the Employment Agreement; and (ii) in the event of your death or Disability (as defined in Section 5(c)), vesting and time to exercise shall be as set forth in Section 6.

2. EXERCISE. You may exercise your Option only for whole shares of Common Stock. In order to exercise your Option, you must submit to the Company: (i) a completed and executed notice of exercise in the form attached hereto as Attachment 1; and (ii) payment of the relevant aggregate exercise price (1) in cash, (2) in cash received from a broker-dealer whom you have authorized to sell all or a portion of the shares of Common Stock covered by this Option, (3) at the sole discretion of the HR Committee, in shares of Company Common Stock held by you (and valued at their Fair Market Value on the date of exercise), or (4) in such other manner deemed appropriate by the HR Committee. You expressly acknowledge and agree that you may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, but without limiting the generality of the foregoing, you and the Company expressly acknowledge and agree that, as a condition to the exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of the exercise of your Option or the disposition of shares of Common Stock acquired upon the exercise of your Option.

3. TERM; CESSATION OF VESTING. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant indicated in Section 1 and expires upon the Expiration Date set forth in Section 1, it being understood that in no event shall the term of the Option extend beyond the 10th anniversary of the Date of Grant. Subject to Section 4(g)(ii) of the Employment Agreement and Section 6 below, the vesting of your Option shall cease as of the date of your termination of employment for any reason or no reason.

4. MARKET STAND-OFF AGREEMENT. By exercising your Option, you agree that you shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares or other securities of the Company held by you, for a period of time specified by the managing underwriter(s) (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act (the “Lock-Up Period”); provided, however, that nothing contained in this Section 4 shall prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or the underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your shares of Common Stock until the end of such period. The underwriters of the Company’s stock are intended third-party beneficiaries of this Section 4 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

5. CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined, shall have the following meanings:

(a) “Affiliate” shall mean any entity in which the Company owns 50% or more of the total combined voting power or otherwise has a substantial direct or indirect equity interest, as determined by the Board of Directors of the Company.

(b) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

(c) “Disability” means a physical or mental impairment that satisfies the definition of disability under Section 22(e)(3) of the Code.

(d) “Employment Agreement” shall mean that certain Employment Agreement dated June 15, 2009 between the Company and Scipio “Max” Carnecchia.

(e) “Fair Market Value” means on any given date:

(i) if the Common Stock is listed on an established stock exchange or exchanges, the closing price of the Common Stock on the principal exchange on which it is traded on such date, or if no sale was made on such date on such principal exchange, on the last preceding day on which the Common Stock was traded;

(ii) if the Common Stock is not then listed on an exchange, but is quoted on the NASDAQ or a similar quotation system, the closing price per share for the Common Stock as quoted on the NASDAQ or a similar quotation system on such date; or

(iii) if the Common Stock is not then listed on an exchange or quoted on the NASDAQ or a similar quotation system, the value, as determined in good faith by the Board of Directors of the Company and in accordance with applicable provisions of the Code.

(f) “HR Committee” shall mean the human resources committee of the Board of Directors of the Company or such other committee as is designated by the Board of Directors of the Company to administer its employee benefit plans.

6. VESTING UPON DEATH OR DISABILITY.

(a) In the event that your employment with the Company terminates as a result of your death and prior to the complete exercise of the Option, the remaining portion of the Option shall be fully vested and may be exercised in whole or in part any time within the one (1) year after the date of your death and then only: (i) by the beneficiary designated by you in a writing submitted to the Company prior to your death, or in the absence of same, by your estate or by or on behalf of such person or persons to whom your rights pass under your will or the laws of descent and distribution; (ii) to the extent that you would have been entitled to exercise the Option at the date of your death had it been fully vested, and subject to all of the conditions set forth herein; and (iii) prior to the expiration of the term of the Option as set forth in Section 3.

(b) In the event that your employment with the Company terminates as a result of your Disability and prior to the complete exercise of the Option, the remaining portion of the Option shall be fully vested and may be exercised in whole or in part any time within the three (3) years after the date of the termination of your employment as a result of your Disability.

7. CAPITALIZATION ADJUSTMENTS. If any change is made in, or other event occurs with respect to, the securities subject to the Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction), the type and number of securities subject to the Option, together with the applicable exercise price per share, will be appropriately adjusted. The HR Committee shall make all such adjustments in its sole discretion, which adjustments shall be final, binding and conclusive.

8. TRANSFERABILITY. The Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during your lifetime only by you.

9. NOTICES. Any notices to be delivered pursuant to this Stock Option Agreement shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

10. SEVERABILITY. If one or more provisions of this Stock Option Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Stock Option Agreement and the balance of the Stock Option Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

11. BINDING AND ENTIRE AGREEMENT. The terms and conditions of this Stock Option Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. This Stock Option Agreement and the Employment Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. Any provision of this Agreement may be amended only with the written consent of you and the Company.

12. GOVERNING LAW. This Stock Option Agreement shall be governed by and construed under the laws of the State of California, without reference to its conflicts of laws principles.

13. COUNTERPARTS. This Stock Option Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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COMPANY:

ACCELRYS, INC.

By:	/s/ Ken Coleman
Name:	Ken Coleman
Title:	Chairman, Board of Directors

PARTICIPANT:

By:	/s/ Scipio “Max” Carnecchia
Name:	Scipio “Max” Carnecchia

ATTACHMENT 1

NOTICE OF EXERCISE

Accelrys, Inc.

10188 Telesis Court, Suite 100

San Diego, CA 92121

Attention: Human Resources Committee

Date of Exercise:

Ladies and Gentlemen:

This letter is intended to inform you of my election pursuant to that certain Stock Option Agreement effective as of June 15, 2009 between me and Accelrys, Inc. (the “Company”) to purchase pursuant to my Option (as defined in the Stock Option Agreement) that number of shares of the Company’s Common Stock indicated below:

Number of shares as to which Option is exercised:

Total exercise price:	$

Means of payment of exercise price:

I hereby make the following certifications and representations with respect to the number of shares of Common Stock of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of the Option as set forth above:

I warrant and represent to the Company that I have no present intention of distributing or selling the Shares, except as permitted under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws. I further acknowledge that my ability to sell the Shares may be limited by the Securities Act (including, without limitation, Rule 144 promulgated under the Securities Act) and by the terms and conditions of the Stock Option Agreement.

Very truly yours,

By:
Name: